UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported)    July 25, 2007

CORNING INCORPORATED

(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Riverfront Plaza, Corning, New York	14831
(Address of principal executive offices)	(Zip Code)

(607) 974-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The Corning Incorporated press release dated July 25, 2007 regarding its financial results for the second quarter ended June 30, 2007 and its third quarter 2007 earnings guidance is attached hereto as Exhibit 99.

The information in this report, being furnished pursuant to Item 2.02 of Form 8-K, shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibit

99	Press Release dated July 25, 2007, issued by Corning Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNING INCORPORATED
Registrant

Date: July 25, 2007	By /s/	KATHERINE A. ASBECK
Katherine A. Asbeck
Senior Vice President - Finance

Exhibit 99

FOR RELEASE — JULY 25, 2007

Media Relations Contact:	Additional Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com

Corning Announces Second-Quarter Results

Strong LCD glass demand continues

CORNING, N.Y. –– Corning Incorporated (NYSE:GLW) today announced second-quarter sales of $1.42 billion and net income of $489 million, or $0.30 per share.

Corning’s second-quarter results include net special charges totaling $57 million, or $0.04 per share. Excluding these charges, Corning’s second-quarter net income would have been $546 million, or $0.34 per share. These are non-GAAP financial measures. These and all non-GAAP financial measures are reconciled on the company’s investor relations Web site and in attachments to this news release.

“We were delighted with our second-quarter performance,” Wendell P. Weeks, chairman and chief executive officer, said. “Our Display Technologies business had a strong quarter as consumer demand for all liquid crystal display (LCD) applications continues to grow. We also had solid results from our Environmental Technologies business. Sales of both our light-duty and heavy-duty diesel products increased and we saw gains in our automotive business as well. On the other hand, sales in our Telecommunications segment were softer than we expected.”

Corning’s second-quarter results included the following special items: A $76 million non-cash pretax and after-tax charge primarily reflecting the increase in market value of Corning common stock to be contributed to settle the asbestos litigation related to Pittsburgh Corning Corporation; and a $19 million after-tax gain from the sale of the company’s European submarine cabling business.

Second-Quarter Operating Results

Corning’s second-quarter sales of $1.42 billion increased 12.7 percent over last year’s second-quarter sales of $1.26 billion. Sales increased 8.4 percent when compared to first-quarter sales of $1.31 billion. Gross margin of 46.5 percent in the second quarter was an all-time record for the company.

Corning’s second-quarter results include a very low effective tax rate caused, in part, by a favorable tax ruling in Taiwan which reduced the company’s tax expense by $17 million. In addition, Corning’s forecasted ongoing tax rate was lowered to a range of 14 percent to 15 percent.

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Corning Announces Second-Quarter Results

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Equity earnings for the second quarter were $220 million, compared to $216 million in the first-quarter. Second-quarter equity earnings include $132 million from Samsung Corning Precision Glass Co., Ltd. (SCP), a 17-percent increase over SCP’s first-quarter equity earnings of $113 million. Samsung Corning Precision is Corning’s 50-percent owned equity venture in Korea which manufactures LCD glass substrates for the Korean market. The gains at SCP were mostly offset by losses from Samsung Corning Company, Ltd. Samsung Corning is Corning’s 50-percent owned equity venture in Korea which manufactures glass panels and funnels for cathode ray tubes for conventional televisions and computer monitors. Equity earnings from Dow Corning Corporation were $88 million in the second quarter compared to $92 million in the first quarter.

Second-quarter sales for Corning’s Display Technologies segment were $610 million, a 32-percent increase from the second quarter of 2006. Second-quarter sales increased 16 percent from the $524 million of first-quarter sales. Sequential price declines were in line with the company’s new pricing strategy and consistent with the first quarter. Volume increased 20 percent sequentially and 58 percent over the weak second quarter of 2006.

“Continued demand for larger-size glass substrates, caused by the growing consumer popularity of LCD televisions, contributed to our volume increases in the second quarter,” Weeks said. The company said that glass volume also was driven by larger screen LCD monitor and notebook computer demand in the quarter.

Telecommunications segment sales in the second-quarter were $438 million, a decline of 7 percent from second-quarter 2006 sales of $472 million, and essentially even with the $439 million in first-quarter sales. Excluding the sales from the company’s European submarine cabling business which was sold on April 27, 2007, sales increased 5 percent sequentially. The growth in sales was lower than the company’s expectations due to a labor strike at a key European customer and more level purchasing patterns by a primary fiber-to-the-home customer. This is a non-GAAP financial measure.

The Environmental Technologies segment had sales of $191 million, a 26-percent increase over second-quarter 2006 sales of $152 million, and a 7-percent increase over the $179 million in first quarter. The sequential sales increase was fueled primarily by the continued ramp of heavy-duty diesel products and stronger automotive product sales in the European market.

Corning’s Life Sciences segment had second-quarter sales of $78 million, a 4-percent increase over second-quarter 2006 sales of $75 million.

Cash Flow/Liquidity Update

Corning ended the second quarter with $3.2 billion in cash and short-term investments, up from $2.9 billion at the end of the first quarter. The company’s debt level remained at $1.5 billion. Last week, Corning announced that its board of directors declared a third-quarter cash dividend of $0.05 per share, the company’s first since April of 2001. The board also approved the repurchase of $500 million of common stock between now and the end of 2008.

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Corning Announces Second-Quarter Results

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“The strength of the company’s financial position was recently recognized by all three of the financial rating agencies, who increased our rating to BBB plus or the equivalent. We are very comfortable that our cash flow will support our dividend payment and the share repurchase program, while we also continue to invest in our current businesses and future technologies,” James B. Flaws, vice chairman and chief financial officer, said.

Flaws added that Corning continues to invest in a number of emerging technologies that hold significant potential for the company. “We are receiving very positive feedback from the pharmaceutical industry on our Epic® System, the world’s first high-throughput label-free drug screening process, which has the potential to shorten the drug discovery cycle,” he said. Corning is also investing in future display technologies including silicon-on-glass applications that could eventually enable electronic circuits to be added to display glass; green laser technology to enable high-quality imaging through handheld devices; and microreactors, which have the potential to deliver major process innovation and cost reduction for the chemical processing industry. Also, earlier in the week, Corning announced that it had achieved a breakthrough in nanoStructures™ optical fiber design that allows cabled fibers to be bent around very tight corners with virtually no signal loss. The company will launch a full suite of fiber, cable and hardware and equipment products based on this new technology and targeted to the multiple-dwelling unit market this fall.

Third-Quarter Outlook

Flaws said that the company expects third-quarter sales to be in the range of $1.525 billion to $1.575 billion and EPS in the range of $0.34 to $0.37 before special items. This EPS estimate is a non-GAAP financial measure and excludes special items. The gross margin percentage for the third quarter is expected to be in the range of 47 percent to 48 percent. The company anticipates that its third-quarter tax rate will be about 17 percent. This reflects a forecasted ongoing tax rate of 14 percent to 15 percent, plus the impact of a $14 million adjustment to deferred taxes caused by a rate change in Germany. The 14 percent to 15 percent rate is a change from the company’s tax rate guidance at the beginning of the year.

Corning also stated that it is likely that the company will continue to carry full valuation allowances on its U.S. deferred tax assets until at least the end of 2008.  As a result, the company does not expect to recognize net tax expense on U.S. income until 2009 at the earliest.  The company expects its tax rate will move to the “mid-20 percent range” when it begins to recognize net U.S. tax expense.

“We will continue to monitor our deferred tax asset position and we will provide an update if there are any changes.  Corning does not anticipate paying cash taxes on U.S. income for many years.  Our U.S. tax net operating loss carryforward is approximately $5 billion and does not begin to expire until 2023,” Flaws said.

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Corning Announces Second-Quarter Results

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Corning anticipates that its third-quarter sequential LCD volume growth for the company’s wholly owned business will be in the range of 10 percent to 15 percent and in the range of 5 percent to 10 percent at SCP. Price declines for the third quarter are expected to be in line with the second quarter. Flaws said that some of the volume strength that Corning experienced in the second quarter may have been the result of an earlier-than-expected build in the LCD industry supply chain. “However, we believe that our third-quarter glass volume will remain strong as the consumer electronics industry gears up for its seasonally heavy retail season later in the year,” he said.

“We continue to believe that the annual market volume growth rate for LCD glass will be 35 percent to 40 percent this year. However, for the next few years, the seasonal purchasing patterns for glass will continue to evolve as LCD television becomes a greater share of the total market,” Flaws said.

Corning believes that the LCD television penetration rate will be 36 percent of the global TV market this year and reach 47 percent in 2008. “We are encouraged by what we are seeing in the retail space with consumers opting for larger LCD televisions which increases demand for our glass,” Flaws said.

Corning’s Telecommunications segment third-quarter sequential sales growth is expected to be about 10 percent, excluding the sales of the divested European submarine cabling business. This is a non-GAAP financial measure. The anticipated sales growth reflects increased private network activity and an expected recovery in European hardware and equipment sales. European equipment demand in the third quarter is expected to be driven by renewed purchasing from a major telecommunications carrier and a new fiber-to-the-premises customer.

Third-quarter sales in the company’s Environmental Technologies segment are expected to be flat sequentially. Diesel product sales are expected to increase in the quarter but this increase will likely be offset by declines in automotive products. While the company still anticipates that sales of diesel products will increase about 60 percent in 2007, the ramp of heavy-duty diesel products has been slower than originally anticipated, due to lower U.S. engine sales after last year’s diesel engine pre-buys, and the impact of a slowdown in domestic freight shipments.

Sales for the Life Sciences segment are also expected to be flat to down 5 percent sequentially.

Equity earnings for the third quarter are expected to be up about 10 percent from the second quarter.

“We had an outstanding first half,” Flaws said, “and this has given us solid momentum heading into the second half of the year. We are especially pleased with the growth we see for our display business as LCD televisions become a larger part of the overall glass demand.”

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Corning Announces Second-Quarter Results

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Upcoming Investor Meetings

Corning Incorporated Chairman and Chief Executive Officer Wendell P. Weeks and Vice Chairman and Chief Financial Officer James B. Flaws will meet with investors in Boston on July 31. Investors interested in meeting with the company should contact Corning’s investor relations department at (607) 974-8764.

Second-Quarter Conference Call Information

The company will host a second-quarter conference call on July 25 at 8:30 a.m. EDT.  To access the call, dial (210) 234-0001 approximately 10-15 minutes prior to the start of the call.  The password is QUARTER TWO.  The leader is SOFIO.  To listen to a live audio webcast of the call, go to Corning's Web site at www.corning.com/investor_relations and follow the instructions.  A replay of the call will begin at approximately 10:30 a.m. EDT, and will run through 5 p.m. EDT, Wednesday, August 8.  To listen, dial (402) 220-9725.  No pass code is required.  The audio webcast will be archived for one year following the call.

Presentation of Information in this News Release

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves required by movements in Corning’s common stock price, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies, and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These non-GAAP measures are reconciled on the company’s Web site at www.corning.com/investor-relations and accompanies this news release.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

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Corning Announces Second-Quarter Results

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Forward-Looking and Cautionary Statements

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes in global economic and political conditions; currency fluctuations; product demand and industry capacity; competition; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; changes in the mix of sales between premium and non-premium products; new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; stock price fluctuations; and adverse litigation or regulatory developments. Additional risk factors are identified in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

###

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months		Six months
	ended June 30,		ended June 30,
	2007	2006	2007	2006

Net sales	$1,418	$1,261	$2,725	$2,523
Cost of sales	759	720	1,475	1,409

Gross margin	659	541	1,250	1,114

Operating expenses:
Selling, general and administrative expense	229	194	443	417
Research, development and engineering expenses	137	128	267	252
Amortization of purchased intangibles	2	3	5	6
Restructuring, impairment and other charges and (credits)	(2)	5	(2)	11
Asbestos settlement charge (credit) (Note 1)	76	(61)	186	124

Operating income	217	272	351	304

Interest income	35	26	72	50
Interest expense	(20)	(18)	(41)	(38)
Loss on repurchases and retirement of debt, net		(11)	(15)	(11)
Other income, net (Note 2)	57	14	89	34

Income before income taxes	289	283	456	339
Provision for income taxes	19	24	75	22

Income before minority interest and equity earnings	270	259	381	317
Minority interests	(1)	(1)	(1)	(2)
Equity in earnings of affiliated companies, net of impairments	220	256	436	456

Net income	$489	$514	$816	$771

Basic earnings per common share (Note 3)	$0.31	$0.33	$0.52	$0.50
Diluted earnings per common share (Note 3)	$0.30	$0.32	$0.51	$0.48

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except per share amounts)

	June 30,	December 31,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$1,874	$1,157
Short-term investments, at fair value	1,329	2,010
Total cash, cash equivalents and short-term investments	3,203	3,167
Trade accounts receivable, net	793	719
Inventories	677	639
Deferred income taxes	33	47
Other current assets	301	226
Total current assets	5,007	4,798

Investments	2,720	2,522
Property, net	5,179	5,193
Goodwill and other intangible assets, net	313	316
Deferred income taxes	116	114
Other assets	205	122

Total Assets	$13,540	$13,065

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$19	$20
Accounts payable	474	631
Other accrued liabilities	1,712	1,668
Total current liabilities	2,205	2,319

Long-term debt	1,456	1,696
Postretirement benefits other than pensions	714	739
Other liabilities	956	1,020
Total liabilities	5,331	5,774

Commitments and contingencies
Minority interests	43	45
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,592 million and 1,582 million	796	791
Additional paid-in capital	12,165	12,008
Accumulated deficit	(4,179)	(4,992)
Treasury stock, at cost; Shares held: 19 million and 17 million	(234)	(201)
Accumulated other comprehensive loss	(382)	(360)
Total shareholders’ equity	8,166	7,246

Total Liabilities and Shareholders’ Equity	$13,540	$13,065

See accompanying notes to these financial statements.

Certain amounts for 2006 were reclassified to conform with the 2007 presentation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended		Six months ended
	June 30,	March 31,	June 30,
	2007	2007	2007	2006
Cash Flows from Operating Activities:
Net income	$489	$327	$816	$771
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	149	150	299	290
Amortization of purchased intangibles	2	3	5	6
Asbestos settlement	76	110	186	124
Restructuring, impairment and other (credits) charges	(2)		(2)	11
Loss on repurchases of debt		15	15	11
Stock compensation charges	35	36	71	62
Gain on sale of business	(19)		(19)
Undistributed earnings of affiliated companies	(101)	(67)	(168)	(239)
Deferred tax benefit				(67)
Restructuring payments	(9)	(11)	(20)	(6)
Customer deposits, net of (credits) issued	(33)	(33)	(66)	74
Employee benefit payments (in excess of) less than expense		(92)	(92)	23
Changes in certain working capital items:
Trade accounts receivable	(79)	(28)	(107)	3
Inventories	(26)	(42)	(68)	(93)
Other current assets	(27)	(57)	(84)	(5)
Accounts payable and other current liabilities, net of restructuring payments	10	(121)	(111)	(195)
Other, net	10	3	13	(8)
Net cash provided by operating activities	475	193	668	762

Cash Flows from Investing Activities:
Capital expenditures	(204)	(262)	(466)	(554)
Acquisitions of businesses, net of cash received	(4)		(4)	(16)
Net (payments) proceeds from sale or disposal of assets	(10)		(10)	8
Net increase in long-term investments and other long-term assets				(77)
Short-term investments – acquisitions	(396)	(553)	(949)	(1,505)
Short-term investments – liquidations	832	798	1,630	1,220
Net cash provided by (used in) investing activities	218	(17)	201	(924)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(2)	(8)	(10)	(7)
Retirements of long-term debt		(238)	(238)	(334)
Proceeds from issuance of common stock, net	9	4	13	15
Proceeds from the exercise of stock options	47	22	69	251
Other, net				(8)
Net cash provided by (used in) financing activities	54	(220)	(166)	(83)
Effect of exchange rates on cash	4	10	14	1
Net increase (decrease) in cash and cash equivalents	751	(34)	717	(244)
Cash and cash equivalents at beginning of period	1,123	1,157	1,157	1,342

Cash and cash equivalents at end of period	$1,874	$1,123	$1,874	$1,098

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Life Sciences	All Other	Total

Three months ended June 30, 2007
Net sales	$610	$438	$191	$78	$101	$1,418
Depreciation (1)	$79	$32	$22	$5	$9	$147
Amortization of purchased intangibles		$2				$2
Research, development and engineering expenses (2)	$28	$21	$31	$13	$13	$106
Restructuring, impairment and other charges and (credits) (before-tax and minority interest)		$(2)				$(2)
Income tax provision	$(11)	$(8)	$(4)			$(23)
Earnings (loss) before minority interest and equity earnings (loss) (3)	$354	$39	$13		$(3)	$403
Minority interests					$(1)	$(1)
Equity in earnings (loss) of affiliated companies	$132	$1	$1		$(6)	$128
Net income (loss)	$486	$40	$14	$0	$(10)	$530
Three months ended June 30, 2006
Net sales	$461	$472	$152	$75	$101	$1,261
Depreciation (1)	$68	$43	$20	$5	$10	$146
Amortization of purchased intangibles		$3				$3
Research, development and engineering expenses (2)	$36	$18	$31	$12	$8	$105
Restructuring, impairment and other charges and (credits) (before-tax and minority interest)		$(1)		$2	$4	$5
Income tax provision	$(21)	$(13)	$(3)		$(1)	$(38)
Earnings (loss) before minority interest and equity earnings (3)	$209	$40	$9	$(2)	$1	$257
Minority interests		$(1)				$(1)
Equity in earnings of affiliated companies (4)	$135	$1			$12	$148
Net income (loss)	$344	$40	$9	$(2)	$13	$404
Six months ended June 30, 2007
Net sales	$1,134	$877	$370	$154	$190	$2,725
Depreciation (1)	$160	$65	$43	$10	$17	$295
Amortization of purchased intangibles		$5				$5
Research, development and engineering expenses (2)	$55	$40	$61	$25	$22	$203
Restructuring, impairment and other charges and (credits) (before-tax and minority interest)		$(2)				$(2)
Income tax provision	$(52)	$(22)	$(8)			$(82)
Earnings (loss) before minority interest and equity earnings (3)	$621	$67	$22		$(4)	$706
Minority interests					$(1)	$(1)
Equity in earnings of affiliated companies	$245	$2	$1		$3	$251
Net income (loss)	$866	$69	$23	$0	$(2)	$956
Six months ended June 30, 2006
Net sales	$1,008	$869	$307	$147	$192	$2,523
Depreciation (1)	$130	$85	$40	$10	$20	$285
Amortization of purchased intangibles		$6				$6
Research, development and engineering expenses (2)	$66	$38	$61	$25	$16	$206
Restructuring, impairment and other charges and (credits) (before-tax and minority interest)		$6		$2	$3	$11
Income tax provision	$(50)	$(19)	$(3)		$(4)	$(76)
Earnings (loss) before minority interest and equity earnings (loss) (3)	$484	$38	$9	$(7)	$3	$527
Minority interests					$(2)	$(2)
Equity in earnings (loss) of affiliated companies (4)	$277	$3	$(1)		$(1)	$278
Net income (loss)	$761	$41	$8	$(7)	$0	$803

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

(1)

Depreciation expense for Corning’s reportable segments is recorded based on the assets of each segment and also includes an allocation of depreciation of corporate property not specifically identifiable to a segment.

(2)	Research, development, and engineering expenses includes direct project spending which is identifiable to a segment.
(3)

Many of Corning’s administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.

(4)

In the three and six months ended June 30, 2007, equity in earnings (loss) of affiliated companies includes charges of $15 million in All Other related to impairments for Samsung Corning. In the three and six months ended June 30, 2006, equity in earnings (loss) of affiliated companies includes charges of $3 million and $24 million, respectively, in All Other related to impairments for Samsung Corning.

A reconciliation of reportable segment net income to consolidated net income (loss) follows (in millions):

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income of reportable segments	$530	$404	$956	$803
Unallocated amounts:
Net financing costs (1)	10	(2)	18	(10)
Stock-based compensation expense	(34)	(30)	(70)	(62)
Exploratory research (2)	(29)	(19)	(57)	(40)
Corporate contributions	(6)	(9)	(20)	(17)
Equity in earnings of affiliated companies, net of impairments (3)	92	108	185	178
Asbestos settlement (4)	(76)	61	(186)	(124)
Other corporate items (5)	2	1	(10)	43
Net income	$489	$514	$816	$771

(1)	Net financing costs include interest expense, interest income, and interest costs and investment gains associated with benefit plans.
(2)

Exploratory research includes $12 million and $22 million of spending in the three and six months ended June 30, 2007, respectively, on development programs such as silicon on glass, green lasers and micro-reactors.

(3)

In the three and six months ended June 30, 2006, equity in earnings of affiliated companies, net of impairments, includes a $33 million gain representing our share of a tax settlement relating to an IRS examination at Dow Corning.

(4)

The asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation (PCC) reorganization plan, if the reorganization plan becomes effective, will require Corning to relinquish its equity interest in PCC, contribute its equity interest in Pittsburgh Corning Europe (PCE), and 25 million shares of Corning common stock to a trust. Corning also agreed to make cash payments over the six years from the effective date of the settlement and to assign certain insurance policy proceeds from its primary insurance and a portion of its excess insurance at the time of the settlement. The asbestos liability requires adjustment to fair value based upon movements in Corning’s common stock price prior to contribution of the shares to the trust as well as change in the estimated fair value of the other components of the settlement offer. In the second quarter of 2007 and 2006, Corning recorded a charge of $70 million and credit of $68 million, respectively, to reflect the movement in Corning’s common stock price in each year and charges of $6 million and $7 million, respectively, to reflect changes in the estimated fair value of the other components of the settlement offer. In the six months ended June 30, 2007 and 2006, Corning recorded charges of $171 million and $114 million, respectively, to reflect the movement in Corning’s common stock price in each year and charges of $15 million and $10 million, respectively, to reflect changes in the estimated fair value of other components of the settlement offer.

(5)	Other corporate items include the tax impact of the unallocated amounts. In addition, the following items are also included:
•	In the six months ended June 30, 2007, loss of $15 million from the repurchase of $223 million principal amount of our 6.25% Euro notes due 2010.
•	In the three months and six months ended June 30, 2006, tax benefits of $10 million and $48 million, respectively, from the release of valuation allowances for certain foreign locations.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Asbestos Settlement

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC), which might arise from PCC products or operations. The proposed settlement, if approved, will require Corning to relinquish its equity interest in PCC, contribute its equity interest in Pittsburgh Corning Europe N.V. (PCE), a Belgian corporation, and contribute 25 million shares of Corning common stock. Corning also agreed to make cash payments with a value of $131 million, in March 2003, over six years from the effective date of the settlement and to assign insurance policy proceeds from its primary insurance and a portion of its excess insurance at the time of the settlement.

As a result of the proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning’s quarterly results until the date of the contribution to the settlement trust. In the second quarter of 2007, Corning recorded a charge of $76 million (pretax and after-tax) including a mark-to-market charge of $70 million reflecting the increase in Corning’s common stock from March 31, 2007 to June 30, 2007 and a $6 million charge to adjust the estimated fair value of certain other components of the proposed asbestos settlement.

Beginning with the first quarter of 2003, Corning has recorded total net charges of $1 billion to reflect the estimated fair value of our asbestos liability.

2.	Gain on Sale of Business

In the second quarter of 2007, Corning recognized a gain of $19 million from the sale of its European submarine cabling business. Quarterly sales of this business for 2006 and 2007 were as follows:

	2007	2006

Quarter 1	$30	$19
Quarter 2	9	28
Quarter 3	0	38
Quarter 4	0	33
	$39	$118

3.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended
	June 30,		Three months ended
	2007	2006	March 31, 2007

Basic	1,567	1,549	1,563
Diluted	1,605	1,597	1,600
Diluted used for non-GAAP measures	1,605	1,597	1,600

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

QUARTERLY SALES INFORMATION

(Unaudited; in millions)

	2007
			Six
	Three		Months
	Months Ended		Ended
	March 31	June 30	June 30

Display Technologies	$524	$610	$1,134

Telecommunications
Fiber and cable	211	219	430
Hardware and equipment	228	219	447
	439	438	877

Environmental Technologies
Automotive	123	128	251
Diesel	56	63	119
	179	191	370

Life Sciences	76	78	154

Other	89	101	190

Total	$1,307	$1,418	$2,725

	2006
	Q1	Q2	Q3	Q4	Total

Display Technologies	$547	$461	$506	$619	$2,133

Telecommunications
Fiber and cable	205	234	241	197	877
Hardware and equipment	192	238	215	207	852
	397	472	456	404	1,729

Environmental Technologies
Automotive	121	113	112	105	451
Diesel	34	39	41	50	164
	155	152	153	155	615

Life Sciences	72	75	68	72	287

Other	91	101	99	119	410

Total	$1,262	$1,261	$1,282	$1,369	$5,174

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended June 30, 2007

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2007 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income (Loss) Before Income Taxes	Net Income (Loss)

Earnings per share (EPS) and net income, excluding special items	$0.34	$346	$546

Special items:
Asbestos settlement (a)	(0.05)	(76)	(76)

Gain on sale of business, net (b)	0.01	19	19

Total EPS and net income	$0.30	$289	$489

(a)

As a result of Corning’s proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning’s quarterly results until the date of the contribution to the settlement trust. In the second quarter of 2007, Corning recorded a charge of $76 million (before- and after-tax) including a charge of $70 million for the change in Corning’s common stock price of $25.55 at June 30, 2007, compared to $22.74 at March 31, 2007 and a $6 million charge for the change in the estimated fair value of certain other components of the proposed asbestos settlement liability.

(b)	Amount reflects a $19 million gain on the sale of the European submarine cabling business.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2007

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2007 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

		Income (Loss)	Net
	Per	Before	Income
	Share	Income Taxes	(Loss)

Earnings per share (EPS) and net income, excluding special items	$0.28	$292	$452

Special items:
Asbestos settlement (a)	(0.07)	(110)	(110)

Loss on repurchase of debt, net (b)	(0.01)	(15)	(15)

Total EPS and net income	$0.20	$167	$327

(a)

As a result of Corning’s proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning’s quarterly results until the date of the contribution to the settlement trust. In the first quarter of 2007, Corning recorded a credit of $110 million (before- and after-tax) including a charge of $101 million for the change in Corning’s common stock price of $22.74 at March 31, 2007, compared to $18.71 at December 31, 2006 and a $9 million charge for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.

(b)	Amount reflects a $15 million loss on the repurchase of $223 million principal amount of our 6.25% Euro notes due 2010.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended June 30, 2006

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2006 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

		Income (Loss)	Net
	Per	Before	Income
	Share	Income Taxes	(Loss)

Earnings per share (EPS) and net income,
excluding special items	$0.26	$233	$421

Special items:
Asbestos settlement (a)	0.04	61	61

Loss on repurchases of debt, net	(0.01)	(11)	(11)

Provision for income taxes (b)	0.01		10

Equity in earnings of affiliated companies (c)	0.02		33

Total EPS and net income	$0.32	$283	$514

(a)

As a result of Corning’s proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning’s quarterly results until the date of the contribution to the settlement trust. In the second quarter of 2006, Corning recorded a gain of $61 million (before- and after-tax) including $68 million for the change in Corning’s common stock price of $24.19 at June 30, 2006, compared to $26.92 at March 31, 2006 and a $7 million charge for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.

(b)	Amount reflects a $10 million tax benefit from the release of Corning’s valuation allowance on Australian tax benefits.
(c)	Amount reflects a $33 million increase in equity earnings representing Corning’s share of a favorable tax settlement from the completion of an IRS examination at Dow Corning.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended June 30, 2007

(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three months ended June 30, 2007 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

Three months ended June 30, 2007

Cash flows from operating activities	$475

Less: Cash flows from investing activities	218

Plus: Short-term investments – acquisitions	396

Less: Short-term investments – liquidations	(832)

Free cash flow	$257

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Telecommunications Segment

(Unaudited; amounts in millions)

Corning’s comment, “Excluding the sales from the Company’s European submarine cabling business which was sold on April 30, 2007, sales increased 5 percent, sequentially.” includes non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting this non-GAAP improvement in segment sales is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Sales vs. Prior Quarter
	Three months ended
	June 30, 2007	March 31, 2007	% Change

Telecommunications segment sales excluding sales from the Company’s European submarine cabling business	$429	$409	5%

Sales of the European submarine cabling business	9	30

Telecommunications segment sales	$438	$439	0%

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Telecommunications Segment

(Unaudited; amounts in millions)

Corning’s comment, “The Telecommunications segment third quarter sequential sales growth is expected to be about 10 percent, excluding the sales of the divested European submarine cabling business.” includes a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting this non-GAAP improvement in segment sales is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.

Three months ended September 30, 2007

Second quarter 2007 Telecommunications segment sales	$438

Less: European submarine cabling business sales	(9)

Second quarter 2007 Telecommunications segment sales excluding European cabling business sales	429

Expected 10% third-quarter 2007 Telecommunications sales growth	43

Third-quarter 2007 expected Telecommunications sales	$472

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended September 30, 2007

(Unaudited; amounts in millions, except per share amounts)

Corning’s earnings per share (EPS) excluding special items for the third quarter of 2007 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.

Range
Guidance: EPS excluding special items	$0.34	$0.37

Special items:
Restructuring, impairment, and other (charges) and credits (a)

Asbestos settlement (b)

Earnings per share

This schedule will be updated as additional announcements occur.

(a)

From time to time, Corning may need to make adjustments to estimates used in the determination of prior year restructuring and impairment charges, which could result in a gain or loss during the quarter.

(b)

As part of Corning’s asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, if the reorganization plan is approved, 25 million shares of Corning common stock to a trust. The common stock will be contributed to the trust, after the plan has been approved by the asbestos claimants and bankruptcy court. The portion of the asbestos liability to be settled in common stock requires adjustment each quarter based upon movements in Corning’s common stock price prior to contribution of the shares to the trust. In the third quarter of 2007, Corning will record a charge or credit for the change in its common stock price as of September 30, 2007 compared to $25.55, the common stock price at June 30, 2007. In addition, Corning will record an adjustment to the asbestos liability to reflect the change in fair value of any of the other components of the proposed asbestos settlement.

Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's third quarter 2007 guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.